EXHIBIT 99.1

BRAZAURO RESOURCES CORPORATION

800 Bering Drive Suite 208

Houston TX 77057

March 23, 2007	TSXV:BZO

Brazauro Closes $8.3 Million Financing

Brazauro Resources Corporation (the “Company”) announced today that it has completed the Cdn$8,327,999 private placement financing originally announced on February 21, 2007. At closing the Company issued 9,253,333 units (the “Units”) at Cdn$0.90 per Unit, each Unit consisting of one share and one-half of one share purchase warrant. Each whole warrant will entitle the holder to purchase one additional share of the Company at $1.60 until March 22, 2008.

The shares and warrants comprising the Units and any shares issued on exercise of the warrants are subject to a hold period expiring on July 23, 2007. The Company paid a commission of $375,511, being 7% of the total gross proceeds in respect of 5,364,444 Units, and paid a referral fee of $38,888, being 1% in respect of subscriptions for 3,888,889 Units.

The proceeds from the private placement will be used to continue the Company’s drilling and exploration program at its Tocantinzinho and other projects in the Tapajós region of Brazil.

The securities have not been and will not be registered under the United States Securities Act of 1933, as amended, or the securities laws of any state, and may not be offered or sold in the United States or to U.S. persons as defined in Regulation S under the United States Securities Act of 1933, as amended.

Mark E. Jones, III

Chairman of the Board

For further information, please contact:

Brazauro Mark Jones, Chairman Ph: 713-785-1278 info@brazauroresources.com www.brazauroresources.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. The news release includes certain “forward-looking statements.” All statements other than statements of historical fact included in this release, including, without limitation, statements regarding potential mineralization, exploration results and future plans and objectives of Brazauro Resources are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Important factors that could cause actual results to differ materially from Brazauro’s expectations are exploration risks detailed herein and from time to time in the filings made by the Company with securities regulators.